_________________________________________________________________

SHARE PURCHASE AGREEMENT

Dated as of December 30, 2011

between

NORSK HYDRO PRODUKSJON AS

and

TFG RADIANT INVESTMENT GROUP LTD.

__________________________________________________________________

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions	1

SECTION 1.02. Interpretation and Rules of Construction	3

ARTICLE II

PURCHASE AND SALE OF THE SHARES

SECTION 2.01. Purchase and Sale of the Shares	3

SECTION 2.02. Purchase Price	3

SECTION 2.03. Closing	4

SECTION 2.04. Closing Deliveries by the Seller	4

SECTION 2.05. Closing Deliveries by the Purchaser	4

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

SECTION 3.01. Organization, Authority and Qualification	4

SECTION 3.02. Ownership of Shares	5

SECTION 3.03. No Conflict; Required Filings and Consents	5

SECTION 3.04. Brokers	5

SECTION 3.05. Disclaimer of the Seller	6

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01. Organization, Authority and Qualification	6

SECTION 4.02. No Conflict; Required Filings and Consents	6

SECTION 4.03. Investment Purpose	7

SECTION 4.04. Sophistication and Financial Condition of the Purchaser	7

i

SECTION 4.05. Litigation	7

SECTION 4.06. Available Funds	7

SECTION 4.07. Brokers	8

SECTION 4.08. Independent Investigation; Seller’s Representations	8

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Further Action; Reasonable Best Efforts; Consents; Filings	8

SECTION 5.02. Public Announcements	9

SECTION 5.03. Certain Notices	9

SECTION 5.04. Agreement to Vote	9

ARTICLE VI

CONDITIONS

SECTION 6.01. Conditions to the Obligations of the Seller	10

SECTION 6.02. Conditions to the Obligations of the Purchaser	10

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination	11

SECTION 7.02. Effect of Termination	11

SECTION 7.03. Fees and Expenses	12

SECTION 7.04. Amendment	12

SECTION 7.05. Waiver	12

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Notices	12

SECTION 8.02. Severability	13

ii

iii

SHARE PURCHASE AGREEMENT, dated as of December 30, 2011 (this “Agreement”), between NORSK HYDRO PRODUKSJON AS, a corporation organized under the laws of the Kingdom of Norway (the “Seller”), and TFG RADIANT INVESTMENT GROUP LTD., a company organized under the laws of the British Virgin Islands (the “Purchaser”).

RECITALS

WHEREAS, the Seller owns 8,067,390 shares of common stock, par value $0.0001 per share (the “Shares”), of Ascent Solar Technologies, Inc, a corporation organized under the laws of the State of Delaware (the “Company”);

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a material inducement for the Seller to enter into this Agreement and to agree to sell the Shares to the Purchaser at the Closing, the Purchaser has paid the Initial Payment to the Seller on the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, and covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.

(a)      For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” (and related terms such as “beneficially owned” or “beneficial ownership”) has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, New York, or Oslo, Norway.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract, credit arrangement or otherwise; including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Lien” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance.

“person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Purchase Price Bank Account” means the bank account of Norsk Hydro ASA at JPMorgan Chase Bank, P.O. Box 5242, 270 Park Avenue, New York, New York 10017, United States with account number 949-1-281193, ABA number 021 000 021 and SWIFT CHASUS33.  Payments made to the Purchase Price Bank Account shall be made “on behalf of Norsk Hydro Produksjon AS” and marked with “SUN 1 PFA”.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(b)      The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Agreement	Preamble
Closing	§ 2.03
Closing Date	§ 2.03
Closing Date Payment	§ 2.02
Company	Recitals
Initial Payment	§ 2.02

Purchase Price	§ 2.02
Purchaser	Preamble
Representatives	§ 4.08
Seller	Preamble
Shares	Recitals
Termination Date	§ 7.01(b)

SECTION 1.02.  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(f)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a person are also to its successors and permitted assigns; and

(h)           references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

ARTICLE II
PURCHASE AND SALE OF THE SHARES

SECTION 2.01.  Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, deliver, transfer, assign and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, the Shares.

SECTION 2.02.  Purchase Price.  The aggregate purchase price for the Shares shall be $4,000,000 (four million dollars) (the “Purchase Price”), $1,000,000 (one million dollars) of which shall be paid by the Purchaser to the Seller on the date hereof (the “Initial Payment”)

and $3,000,000 (three million dollars) of which shall be paid by the Purchaser to the Seller, subject to the terms and conditions of this Agreement, at the Closing (the “Closing Date Payment”).  For the avoidance of doubt, the parties acknowledge and agree that regardless of whether the Closing occurs and whether or not this Agreement is terminated in accordance with its terms (provided that the Seller’s breach of this Agreement is not the cause of the Closing not occurring or the Agreement being terminated in accordance with its terms), the Initial Payment shall not be refundable to the Purchaser and the Seller shall be entitled to retain the Initial Payment once paid by the Purchaser.

SECTION 2.03.  Closing.  (a)  Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, at 10:00 a.m. New York time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.04.  Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver to the Purchaser:

(i)           stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

(ii)           a receipt for the Closing Date Payment; and

(iii)           a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 6.02(a).

SECTION 2.05.  Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller:

(i)           the Closing Date Payment by wire transfer in immediately available funds to the Purchase Price Bank Account; and

(ii)           a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 6.01(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

SECTION 3.01.  Organization, Authority and Qualification.  The Seller is a corporation duly organized and validly existing under the Laws of the Kingdom of Norway and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller.  This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.02.  Ownership of Shares.  The Shares are owned of record and beneficially by the Seller free and clear of all Liens.

SECTION 3.03.  No Conflict; Required Filings and Consents.

(a)      The execution and delivery by the Seller of this Agreement does not, and the performance of its obligations hereunder will not, (i) conflict with or violate its organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to it or by which any of its properties or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the transactions contemplated by this Agreement or (2) otherwise prevent or materially delay its performance of any of its material obligations under this Agreement.

(b)      The execution and delivery by the Seller of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and state securities or “blue sky” laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the transactions contemplated by this Agreement or (2) otherwise prevent or materially delay its performance of any of its material obligations under this Agreement.

SECTION 3.04.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

SECTION 3.05.  Disclaimer of the Seller.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES OR THE COMPANY, THE PROPERTIES OR ASSETS OF THE COMPANY OR THE BUSINESS OF THE COMPANY, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR (II) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01.  Organization, Authority and Qualification.  The Purchaser is a company duly organized and validly existing under the Laws of the British Virgin Islands and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.02.  No Conflict; Required Filings and Consents.

(a)      The execution and delivery by the Purchaser of this Agreement does not, and the performance of its obligations hereunder will not, (i) conflict with or violate its organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to it or by which any of its properties or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the transactions contemplated by this Agreement or (2) otherwise prevent or materially delay its performance of any of its material obligations under this Agreement.

(b)      The execution and delivery by the Purchaser of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and state securities or “blue sky” laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the transactions contemplated by this Agreement or (2) otherwise prevent or materially delay its performance of any of its material obligations under this Agreement.

SECTION 4.03.  Investment Purpose.  The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws.  The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.  The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 4.04.  Sophistication and Financial Condition of the Purchaser.  The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, a sophisticated investor and, by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Shares.  The Purchaser has been provided an opportunity to ask questions of and receive answers from representatives of the Seller concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby.

SECTION 4.05.  Litigation.  There is no Action by or against the Purchaser or any of its affiliates pending or, to the knowledge of the Purchaser, threatened before any Governmental Authority, which would materially and adversely affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.06.  Available Funds.  The Purchaser will have available on the Closing Date all funds necessary to (i) pay the Closing Date Payment and all other amounts payable hereunder; (ii) pay any fees and expenses payable by the Purchaser in connection with the transactions contemplated hereby; and (iii) satisfy any of its other payment obligations hereunder.  Upon the consummation of the transactions contemplated by this Agreement (i) the Purchaser will not be insolvent; (ii) the Purchaser will not be left with unreasonably small capital; (iii) the Purchaser will not have incurred debts or other liabilities beyond its ability to pay such debts or other liabilities as they mature; and (iv) the capital of the Purchaser will not be impaired.

SECTION 4.07.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.08.  Independent Investigation; Seller’s Representations.  The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company, which investigation, review and analysis was performed by the Purchaser, its affiliates and their respective directors, officers, employees, agents, advisors or other representatives (collectively, “Representatives”).  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Seller, its affiliates or their respective Representatives (except the representations and warranties of the Seller set forth in Article III).  The Purchaser hereby acknowledges and agrees that other than the representations and warranties made in Article III, none of the Seller, its affiliates, or any of their respective Representatives has made any representation or warranty, express or implied, at law or in equity, in respect of the Shares or the Company, the properties or assets of the Company or the business of the Company, including as to (I) merchantability or fitness for any particular use or purpose or (II) the probable success or profitability of the Company after the Closing.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.  Further Action; Reasonable Best Efforts; Consents; Filings.

(a)      Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Seller or the Purchaser, or to avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) make promptly its respective filings, and thereafter make any other submissions required, in connection with the transactions contemplated hereby, under (y) the Exchange Act, and any other applicable federal or state securities Laws and (z) any other applicable Law.

(b)      The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 5.01(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party.  Each party shall keep the other party apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated hereby.

(c)      Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including any administrative or judicial Action, asserted by any person in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.

SECTION 5.02.  Public Announcements.  The Seller and the Purchaser agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any stock exchange on which such party’s securities are listed, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 5.03.  Certain Notices.  From and after the date of this Agreement until the Closing Date, each party shall promptly notify the other party of (i) the occurrence, or non-occurrence, of any event or any breach or misrepresentation that would reasonably be expected to cause any condition to the obligations of such party to effect the transactions contemplated hereby not to be satisfied or (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of such party to effect the transactions contemplated hereby not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or affect the remedies available hereunder to the party receiving such notice.

SECTION 5.04.  Agreement to Vote.  Between the date hereof and the Closing Date or, if earlier, the termination of this Agreement in accordance with its terms, the Seller hereby agrees that it shall, and shall cause any other holder of record of any of the Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in any action by written consent of the stockholders of the Company:

(a)      when a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for the purpose of establishing a quorum; and

(b)      vote (or cause to be voted) in person or by proxy all Shares as directed by the Purchaser in writing no less than ten (10) Business Days in advance of such vote; provided, however, that such obligation to vote as directed by the Purchaser shall not include the obligation to vote in favor of or against any resolution, action or inaction that would reasonably be expected (in the Seller’s sole discretion, acting reasonably) to negatively impact the value of the Shares to the Seller, result in dilution of the Seller’s percentage shareholding in the Company, negatively affect the Seller’s voting rights, or otherwise negatively affect the Seller’s protections as a minority shareholder of the Company as provided in the Company’s organizational documents or in any written agreements existing between the Seller and the Company in respect thereof.

Except as set forth in this Section 5.04, the Seller shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company.

ARTICLE VI

CONDITIONS

SECTION 6.01.  Conditions to the Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)      Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; and (B) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and (iii) the Seller shall have received a certificate of the Purchaser signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

(b)      No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that prohibits or makes illegal the purchase of the Shares contemplated by this Agreement; and

(c)      Consents and Approvals.   All consents, approvals and authorizations of any Governmental Authority with respect to the transactions contemplated hereby, if any, shall have been obtained.

SECTION 6.02.  Conditions to the Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)      Representations, Warranties and Covenants.  (i) The representations and warranties of the Seller contained in this Agreement (A) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; and (B) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the

Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects; and (iii) the Purchaser shall have received a certificate of the Seller signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

(b)      No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that prohibits or makes illegal the purchase of the Shares contemplated by this Agreement;

(c)      Consents and Approvals.   All consents, approvals and authorizations of any Governmental Authority with respect to the transactions contemplated hereby, if any, shall have been obtained; and

(d)      Waiver of Standstill.  The Company shall have delivered a written waiver to the Purchaser in and by which it waives the restrictions on the Purchaser acquiring or agreeing to acquire, directly or indirectly, beneficial ownership of any shares of the common stock of the Company, contained in Sections 4.01 and 4.02 of that certain Stockholders’ Agreement, dated as of August 12, 2011, between the Company and the Purchaser, in accordance with Section 8.12 thereof.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)      by the mutual written consent of the Seller and the Purchaser;

(b)      by either the Seller or the Purchaser if the Closing shall not have occurred by March 31, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c)      by either the Seller or the Purchaser in the event that any Governmental Order enjoining or otherwise prohibiting the purchase of the Shares contemplated by this Agreement shall have become final and nonappealable.

SECTION 7.02.  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto except that (a) this Section 7.02 and Article VIII shall survive any termination; (b) the Purchaser shall be entitled to retain the Initial Payment in accordance with Section 2.02 provided that the Seller’s breach of this Agreement is not the cause of the Closing not occurring or the Agreement being terminated in accordance with its terms; and (c) nothing herein shall relieve any party hereto from liability for any intentional breach of this Agreement occurring prior to such termination.

SECTION 7.03.  Fees and Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 7.04.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 7.05.

SECTION 7.05.  Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.01):

if to the Seller:

Norsk Hydro Produksjon AS
Drammensveien 264
N-0240 Oslo
Norway
Facsimile:                      +47 22 53 83 64
Attention:                      Thomas Fjeld Heltne

with a copy to:

Shearman & Sterling LLP
Commerce Court West, Suite 4405
Toronto, Ontario M5L 1E8
Canada
Facsimile:                      +1 (416) 360-2141
Attention:                      Sean J. Skiffington

if to the Purchaser:

Block B, Fourth Floor, Building B
No. 1 Binlang Road, Fuitan FTZ
Shenzhen, China 518038
Facsimile:                      +86-755-83251030
Attention:                      Mr. Xubiao

with a copy to:

K&L Gates LLP
925 4th Avenue, Suite 2900
Seattle, Washington 98104
United States
Facsimile:                      +1 (206) 370-6040
Attention:                      Christopher H. Cunningham

SECTION 8.02.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 8.03.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

SECTION 8.04.  Assignment.  This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be, and any attempted assignment without such consent shall be null and void.

SECTION 8.05.  Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.06.  Specific Performance.  The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.  Without limiting the generality of the foregoing, the parties hereto agree that the Seller shall be entitled to enforce specifically the Purchaser’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the Purchase Price), if the conditions set forth in Article VI have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived.  The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

SECTION 8.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.  All Actions arising out of,  relating to or in connection with this Agreement shall be heard and determined exclusively in any Delaware state or federal court, in each case sitting in the City of Wilmington, New Castle County.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court, in each case sitting in the City of Wilmington, New Castle County, for the purpose of any Action arising out of, relating to or in connection with this Agreement brought by any party hereto; (b) agree that service of process will be validly effected by sending notice in accordance with Section 8.01; and (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 8.08.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08.

SECTION 8.09.  Attorneys’ Fees.  If any legal action is brought by reason of any breach of any covenant, condition or agreement of the parties in this Agreement, the prevailing party shall be entitled to recover from the other party to the action all costs and expenses of suit, including attorneys’ fees.

SECTION 8.10.  Counterparts.  This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORSK HYDRO PRODUKSJON AS

By:	/s/ Hans Olav Kvalvaag
	Name:	Hans Olav Kvalvaag
	Title:	Director, M&A

TFG RADIANT INVESTMENT GROUP LTD.

By:	/s/ Victor Lee
	Name:	Victor Lee
	Title:	Executive Director

Signature Page to Share Purchase Agreement